Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement is made as of April 30, 2007, which amends and restates that certain Credit Agreement dated December 27th, 2005, as amended (this “Credit Agreement”) among CASTLE PINES CAPITAL LLC, a Delaware limited liability company (“CPC”), having its chief executive office located at 9785 Maroon Circle, Suite 110, Englewood, Colorado 80112; INX INC., a Delaware corporation, (“INX” or “Reseller”), having its chief executive office located at 6401 South West Freeway, Houston, Texas 77074 and VALERENT, INC., a Delaware corporation, having its chief executive office located at South West Freeway, Houston, Texas 77074 (“VALERENT”). Unless otherwise defined within this Credit Agreement, capitalized terms have the meaning set forth in Section 25, below.

WHEREAS, Reseller has applied to CPC for a credit facility; and

WHEREAS, CPC is willing to accommodate the request for credit upon and subject to the terms, conditions and provisions of the Documents (defined below); and

WHEREAS, Reseller has informed CPC that all of the assets of Valerent, have been sold and as such, Valerent should no longer be a party to this Credit Agreement, and CPC is willing to release Valerent as a party to this Credit Agreement, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Reseller and CPC hereby mutually covenant and agree as follows:

1.  Extensions of Credit. Subject to the terms of this Credit Agreement together with the attached Financial Covenants Amendment to Credit Agreement and Paydown Amendment to Credit Agreement (collectively, this “Agreement”), CPC has made a discretionary line of credit up to a maximum aggregate amount of $50,000,000 outstanding funded indebtedness (the “Line of Credit”) available to Reseller. The Line of Credit may be used to enable Reseller to purchase inventory from CPC approved vendors (“Vendors”). Up to a maximum aggregate amount of $10,000,000 of the Line of Credit may be used at Reseller’s election, to pay for Financed Inventory on the Extended Payment Due Date or may be used for revolving credit loans for general working capital purposes (the “Revolving Credit Commitment”). CPC's decision to advance funds shall be made by CPC in its reasonable discretion. CPC may combine all of CPC's advances to Reseller or on Reseller's behalf, whether under this Agreement or any other agreement between CPC and Reseller, together with all finance charges, fees and expenses related thereto, to make one debt owed by Reseller.

2.  Financing Terms.

(a)	Financed Inventory - General. Upon the terms and conditions set forth herein, CPC agrees to finance:

Reseller’s purchases of Inventory from Vendors (“Financed Inventory”), for which payment shall be due on the Payment Due Date;

Upon agreeing to finance an item of Financed Inventory, CPC will send Reseller a TS, identifying such Financed Inventory and if not otherwise provided herein, the interest rate applicable to such Financed Inventory.

Upon Reseller’s election to pay for Financed Inventory on the Extended Payment Due Date, CPC will send Reseller a CPC Extended Pay Notification.

Reseller may elect to remit payment for Financed Inventory on the Extended Payment Due Date up to the maximum amount available under the Revolving Credit Commitment (i.e., the Revolving Credit Commitment minus all outstanding Revolving Credit Loans), which Indebtedness qualifying thereunder shall be assessed interest at the Extended Payment Rate.

(b)	Revolving Credit Loans.

(i)            General Terms. Subject to the terms of this Agreement, during the availability period described in subsection 2(d) below, CPC will make an advance (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) from time to time, in an aggregate principal amount not to exceed the lesser of (A) the Revolving Credit Commitment or (B) the Borrowing Base (as defined in subsection 2(b)(ii) below) (the “Revolving Credit Availability”). During the availability period, Reseller must repay principal amounts borrowed as provided in subsection 2(f) below. Principal repaid may be reborrowed. CPC may apply payments received from Reseller under this subsection to the Indebtedness in the order and the manner as CPC, in its discretion, may determine.

(ii)            Borrowing Base.“Borrowing Base” means an amount, determined by CPC from time to time, equal to the sum of:

(A) 85% of the total outstanding balance owed with respect to Eligible Accounts, plus

(B) 100% of the value of all Financed Inventory; plus

(C) 75% of other Accounts approved by CPC in its sole discretion.

In determining the value of Financed Inventory to be included in the Borrowing Base, CPC will use the lower of (X) Reseller’s cost, or (Y) Reseller’s estimated market value.

(c)	Availability Period. Revolving Credit Loans are available between the date of this Agreement and the Termination Date (as defined in Section 17 below).

(d)
Conditions to Availability of Revolving Credit Loans. In addition to the items required to be delivered to CPC under Section 5, “Covenants” and Section 7, “Financial Information and Notices” of this Agreement, contemporaneously with a request for Revolving Credit Loans, or at such times as may be requested by CPC, Reseller shall promptly deliver to CPC a Borrowing Base Certificate setting forth the Eligible Accounts, all Financed Inventory. All Revolving Credit Loans made under this Agreement shall be conclusively presumed to have been made to, at the request of, and for the benefit of Reseller when deposited to the credit of Reseller or otherwise disbursed in accordance with the instruction of Reseller in accordance with the terms and conditions of this Agreement.

(e)	Interest Rate (Revolving Credit Loans). The interest rate applicable to Revolving Credit Loans is equal to the Prime Rate plus One-Half of One Percent (0.50%).

(f)	Repayment Terms (Revolving Credit Loans).

(i)   Reseller will pay interest on any outstanding Indebtedness under the Revolving Credit Loans each month, commencing April, 2007, as billed by CPC.

(ii) Reseller will repay in full, all principal and any unpaid interest or other charges outstanding under the Revolving Credit Loans no later than the Termination Date; except with respect to any Advance as an Overline (defined in subsection 2(h) below).

(iii) Reseller may prepay the Revolving Credit Loans in full or in part at any time without any penalty or premium. The prepayment will be applied to the most remote payment of principal due under this Agreement.

(g)
Overlines. Reseller may request and CPC may be willing in its sole and absolute discretion to make Advances to Reseller in excess of the Line of Credit (each an “Overline” and collectively, the “Overlines”). The aggregate amount of permitted Overlines and the duration of time such Overlines may be available to Reseller shall be communicated to Reseller via a separate written communication from CPC, the terms of which shall be incorporated herein by reference.

3.  Security Interest. Reseller hereby grants to CPC a security interest in all of the Collateral as security for all Indebtedness.

4.  Representations and Warranties. Reseller represents and warrants to CPC on the date hereof, and shall be deemed to represent and warrant to CPC on each date on which an Advance is made to Reseller hereunder, that:

(a) Reseller (i) is in good standing in its state of organization identified in the preamble to the Credit Agreement, (ii) is qualified to transact business as a foreign organization, and is in good standing under the laws of, all jurisdictions in which it is required by applicable law to maintain such qualification and good standing except to the extent that the failure to qualify or maintain good standing could not reasonable be expected to have a Material Adverse Effect, (iii) does not conduct business under any trade styles or trade name(s) except as listed in Exhibit B attached hereto, (iv) has all the necessary authority to enter into and perform this Credit Agreement, and such agreement and performance will not violate Reseller’s Organizational Documents or any law, regulation or agreement binding upon it;

(b) Reseller (i) keeps its records respecting accounts and chattel paper at its chief executive office or at such other office of Reseller located in the State of Texas which Reseller has identified to CPC in writing, (ii) maintains Collateral solely at Permitted Locations;

(c) this Agreement correctly sets forth (i) Reseller’s true legal name, (ii) the type of Reseller’s organization, and (iii) Reseller’s state of organization;

(d) all information supplied by Reseller in writing to CPC in connection with this Agreement, including all information within the Documents, regarding Accounts, financial, credit or accounting statements and application for credit, is true, correct and complete in all material respects; all financial statements furnished to CPC in connection with such application or hereunder have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of Reseller as of the dates and for the period indicated herein; Reseller has no material, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements; there has been no material adverse changes in the business, condition (financial or otherwise), operations, prospects, or properties of Reseller since the effective date of the most recent financial statements referred to in Section 7;

(e) all advances and other transactions hereunder are for lawful commercial purposes;

(f) Reseller has good title to all Collateral;

(g) Reseller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(h) there are no actions or proceedings pending or threatened against Reseller which could reasonably be expected to have a Material Adverse Effect;

(i) Reseller has provided CPC with a copy of Reseller’s Organizational Documents, and will provide any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, if applicable, and such other documents as CPC may reasonably request from time to time;

(j) none of the proceeds resulting from this Agreement, and (ii) those loans described in Section 2(b)(i), will be used directly or indirectly to fund a personal loan to or for the benefit of a director or executive officer of Reseller; and

(k) there is no fact which Reseller has not disclosed to CPC in writing which could materially adversely affect the properties, business or financial condition of Reseller, or any of the Collateral, or which it is necessary to disclose in order to keep the foregoing representations from being misleading.

5.  Covenants. From the date hereof and until the payment and performance in full of all of the Indebtedness, Reseller covenants with CPC that:

a.
Until sold as permitted by this Agreement, Reseller shall own all Financed Inventory and Accounts free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively "Liens") other than (i) Liens in favor of other persons with respect to which CPC shall have first consented in writing, (ii) any Liens existing on the Closing Date with respect to leased equipment, (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Reseller maintains adequate reserves, provided the same have no priority over any of CPC’s security interests, (iv) Liens arising from judgments, decrees or attachments arising from circumstances that do not constitute a Default hereunder, for which Reseller maintains adequate reserves and are inferior to any lien of CPC, (v) other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Reseller and which are inferior to any lien of CPC, (clauses (i) through (v) above, collectively, “Permitted Liens”).

b.
Reseller will: (1) keep all Collateral at Permitted Locations and keep all tangible Collateral in good order, repair and operating condition and insured as required herein; (2) promptly file all tax returns required by law and promptly pay all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral; (3) permit CPC and its designees, upon reasonable advance notice, to inspect the Collateral during normal business hours and at any other time CPC deems desirable (provided, however, that upon a Default, CPC may inspect the Collateral at such times as CPC determines is necessary or desirable in its sole discretion); (4) keep complete and accurate records of its business, including inventory and sales, and permit CPC and its designees to inspect and copy such records upon request; (5) furnish CPC with such additional information regarding the Collateral and Reseller's business and financial condition as CPC may from time to time reasonably request (including without limitation financial statements and projections more frequently than set forth above); (6) immediately notify CPC of any material adverse change in Reseller's business or condition (financial or otherwise) or in any Collateral; (7) execute all documents CPC requests to perfect and maintain CPC's security interest in the Collateral; (8) at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires; (9) notify CPC of the commencement of any material legal proceedings against Reseller or any guarantor; (10) use the proceeds of the Revolving Credit Facility only to refinance an existing line of credit or to provide general working capital finance; and (11) comply with all applicable laws, rules and regulations.

c.
Lockbox. Commencing on the date of this Credit Agreement, Reseller shall cause to be deposited directly all cash, checks, notes, drafts or other similar items relating to or constituting proceeds of or payment made in respect of any and all Accounts into lock boxes or lock box accounts in Reseller’s or CPC’s name (collectively, the “Lock Box Accounts”) by notifying each account debtor in writing to send each such payment directly to such lock box. On or before the date of this Credit Agreement, each bank at which the Lock Box Accounts are held, shall have entered into tri-party lock box agreements (the “Lock Box Account Agreements”) with CPC and Reseller, in form and substance acceptable to CPC. Each such Lock Box Account Agreement shall provide, among other things, that such bank executing such agreement has no rights of setoff or any other claim against such Lock Box Account, other than for payment of its service fees and other charges directly related to the administration of such account; and

Deposit Account Control Agreement. Reseller may maintain in its name, deposit accounts (“Operating Accounts”) at a bank or banks reasonably acceptable to CPC in which CPC will perfect the security interest granted under the terms of this Credit Agreement. On or before the date of this Credit Agreement, each bank in which Reseller maintains an Operating Account shall have entered into a tri-party Deposit Account Control agreement (each, a “Deposit Account Control Agreement”) with CPC and Reseller, in form and substance acceptable to CPC.

Each of the Lock Box Account Agreement and the Deposit Account Control Agreement shall contain provisions which permit CPC to assert “control” (as such term is defined in the UCC) upon an event of Default.

d.
Reseller will not: (1) use (except for demonstration for sale), rent, lease, sell, transfer, consign, license, encumber or otherwise dispose of Collateral except for sales of inventory in the ordinary course of Reseller's business or to dispose of obsolete inventory; (2) sell inventory to an affiliate; (3) make any change in the principal nature of its business, (4) be a party to a merger, consolidation or wherein Reseller is not the surviving entity; (5) change its name or conduct business under a trade style or trade name other than those listed in Exhibit A without giving CPC at least 30 days' prior written notice thereof; (6) change its chief executive office or office where it keeps its records with respect to accounts or chattel paper; (7) change the state in which it is organized (except upon giving CPC at least 30 days' prior written notice thereof); (8) grant a security interest to any third party in any Financed Inventory that is superior or pari passu with the security interest granted to CPC under this Agreement; (9) grant a security interest to any third party in any Accounts, other than a Permitted Lien; or (10) store Financed Inventory with any third party, except in the ordinary course of business consistent with Reseller’s past practices

e.	Reseller will notify CPC promptly of any change in the truth or accuracy of any representation or warranty in Section 4 hereof.

f.	At the time of each advance of credit under the terms of this Agreement, each representation and warranty set forth in Section 4 hereof will be true and correct.

6.  Insurance. Reseller will keep the Collateral insured for its full insurable value under an “all risk” property insurance policy with a company acceptable to CPC, naming CPC as a loss payee as its interest may appear. All insurance proceeds received by CPC in respect of inventory which is damaged, lost or stolen may be retained by CPC, in its sole discretion, for application to the payment of any of the principal or interest on the Indebtedness then due and owing in respect of the inventory damaged, lost or stolen.

7.  Financial Statements and Certificates. Reseller will deliver to CPC:

a.     as soon as available and in any event within 60 days after the end of each quarterly period, except the last, of each fiscal year, the quarterly report on Form 10-Q of INX as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);

b.     as soon as available and in any event within 90 days after the last day of each fiscal year, the annual report on Form 10-K of INX as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);

c.     as soon as available and in any event within 30 days after the end of each fiscal month of Reseller other than the last month of Reseller’s fiscal year, consolidated balance sheets of the Reseller and its subsidiaries (if any) as of the end of such fiscal month and the related consolidated statements of income, retained earnings and cash flows for such fiscal month and for the portion of the Reseller’s fiscal year ended at the end of such fiscal month, setting forth in each case in comparative form, (i) the figures for the corresponding fiscal month and the corresponding portion of Reseller’s fiscal year and (ii) Reseller’s budgeted projections for such fiscal quarter and for the portion of Reseller’s fiscal year ended at the end of such fiscal quarter, all in reasonable detail and satisfactory to CPC and certified (subject to normal year-end adjustments and footnote disclosures) on behalf of Reseller and the Subsidiaries as to fairness of presentation, GAAP and consistency by Reseller’s chief financial officer (“Financial Officer”);

d.     within the period provided in paragraphs (a) and (b) above, the written statement of the Reseller, signed by a Financial Officer, showing the calculations necessary to determine compliance with this Agreement and stating that the signed thereof has re examined the terms and provisions of this Agreement and at the date of said statement no Default has occurred or if the signer is aware of any such Default, he shall disclose in such statement the nature thereof;

e.     within 15 days after the end of each fiscal month of Reseller, or upon any request for borrowing under the Revolving Credit Facility, and if any outstanding Indebtedness exists under the Revolving Credit Facility on a weekly basis, to be delivered no later than the Friday of each week during such period: (i) a statement showing the age and a reconciliation of Reseller’s Accounts and accounts payable for the preceding month and a status of Inventory showing location, components and value, in such form and detail as CPC may reasonably request, and (ii) documentation to support the statement of Accounts described in subparagraph (c)(i) above, including, but not limited to, sales reports, cash receipts reports, credit and debit journals;

f.     upon the request of CPC, copies of all of Reseller’s bank statements received during such month and reconciliations thereof, including, but not limited to, statements of depository accounts maintained as a lock box;

g     as soon as available, each Current Report on Form 8-K of INX as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);

h.     promptly upon the mailing thereof to the shareholders of INX generally, copies of all financial statements, reports and proxy statements so mailed;

i.     schedules of Accounts in form and detail acceptable to CPC (which shall include current addresses and telephone numbers of each of Reseller’s account debtors) as often as requested by CPC;

j.     at CPC's request, copies (or, after the occurrence of an event of Default, originals) of all orders, invoices, and similar agreements and documents; all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery of Inventory, the sale or disposition of which has resulted in Accounts;

k.     at CPC’s request, the originals of all Instruments, Chattel Paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts; in the same form as received and upon such request by CPC, immediately upon the receipt of each such document, with all necessary endorsements to enable CPC to enforce the same;

l.     at CPC’s request, copies of all of Reseller’s federal and state tax returns, including, but not limited to, requests for extensions of such tax returns, when and as filed;

m.     copies of any and all reports, examinations, notices, warnings and citations issued by any governmental or quasi-governmental (whether federal, state or local), unit, agency, body or entity; and

n.     such other information as CPC from time to time reasonably requests.

8.  Payment Terms. With respect to Financed Inventory, Reseller will immediately pay CPC the principal Indebtedness on the earliest occurrence of any of the following events: (a) on the Payment Due Date, (b) on the Extended Payment Due Date (for Financed Inventory subject to the Extended Payment Due Date) and (c) immediately when the Inventory is lost, stolen or damaged (collectively, the “Loss Date”). All payments hereunder shall be made without setoff or counterclaim, prior to 11:00 a.m., Denver, Colorado time, on the Payment Due Date, the Extended Payment Due Date or the Loss Date, as applicable, in immediately available funds or by electronic data interchange (“EDI”) to the CPC Account or as otherwise agreed between the parties (the “Due Date”). For purposes of calculating interest, payment shall be deemed to have been applied by CPC against the principal of and/or interest on any Indebtedness on the Business Day, when before 11:00 a.m., good funds are received by CPC, whether such payment is made by check, wire, EDI, ACH Debit or other means. Reseller acknowledges that the date defined as the Payment Due Date and Extended Payment Due Date falls on the same day of each week to establish a consistent payment date. CPC may change the terms of any future financing and the date for repayment of future Indebtedness by giving Reseller written notice specifying such change. Any third party discount, rebate, bonus or credit granted to Reseller for any Inventory will not reduce the Indebtedness Reseller owes CPC until CPC has received payment therefore in cash. Reseller will: (A) pay CPC even if any Inventory is defective or fails to conform to any warranties extended by any third party; (B) not assert against CPC any claim or defense Reseller has against any third party; and (C) indemnify and hold CPC harmless against all claims and defenses asserted by any buyer of any Inventory. Reseller waives all rights of setoff Reseller may have against CPC. CPC will have the continuing exclusive right to apply and reapply any and all payments received from Reseller or on Reseller’s behalf in such manner as CPC may deem advisable notwithstanding any entry by CPC upon its books and records. Notwithstanding anything in this Agreement to the contrary, CPC agrees that: (i) the Extended Payment Due Date and the Payment Due Date set forth in any TS shall not be any earlier than it is required to be pursuant to the terms of the agreement between CPC and the applicable Vendor; and (ii) if CPC receives a notice from any Vendor that the terms of the agreement between such Vendor and CPC has changed such that the Extended Payment Due Date or the Payment Due Date of Reseller on any future TS will be revised to be earlier than on any prior TS, CPC shall provide Reseller with written notice of such change within one Business Day of CPC receiving such notice from such Vendor.

9.  Calculation of Charges. The outstanding principal balance of the Indebtedness and any other obligations arising hereunder (collectively, “Obligations”) shall bear interest commencing on the day immediately succeeding any Due Date; each at the per annum rate equal to the Prime Rate plus 5.0% (the “Default Rate”). Interest will be calculated for the actual number of days elapsed on the basis of a year consisting of 360 days. Interest is due and payable monthly in arrears immediately upon receipt of a billing statement from CPC for such month. Upon the occurrence and during the continuance of an event of Default, interest shall accrue at the Default Rate and shall be payable upon demand. CPC intends to strictly conform to the usury laws. Regardless of any provision contained herein, CPC shall never be deemed to have contracted for, charged, received, collected or applied as interest, any amount in excess of the maximum amount allowable by applicable law. If CPC ever receives interest in excess of the maximum amount permitted by law, CPC will apply such excess amount to the reduction of the outstanding unpaid principal balance, and then will pay any excess to Reseller. In determining whether the interest paid or payable exceeds the highest lawful rate, Reseller and CPC shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (2) exclude voluntary pre-payments and the effect thereof, and (3) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

10.  Monthly Interest Billing Statement. CPC agrees to send to Reseller a monthly interest billing statement. Reseller agrees to pay interest arising from Indebtedness monthly in arrears in accordance with the terms of such monthly interest billing statement and this Agreement..

11.  Default. The occurrence of one or more of the following events shall constitute an event of default by Reseller (a "Default"): (a) Reseller shall fail to pay any Indebtedness when due; (b) any representation made to CPC by Reseller, or by any guarantor, surety, issuer of a letter of credit or any other person primarily or secondarily liable with respect to any Indebtedness (collectively, "Guarantor") shall not be true when made or if Reseller or any Guarantor shall breach any covenant, warranty or agreement to or with CPC; (c) Reseller or any Guarantor shall become insolvent or generally fail to pay its debts as they become due or, if a business, shall cease to do business as a going concern; (d) any guaranty, letter of credit, or other obligation of a guarantor, surety, issuer of a letter of credit or any other person primarily or secondarily liable with respect to any Indebtedness (collectively, " Guarantor”) to CPC with respect to any Indebtedness or Collateral shall terminate or not be renewed at least 30 days prior to its stated expiration or maturity; (e) any Guarantor shall revoke, terminate or limit, or take any action purporting to revoke, terminate or limit, any guaranty or other assurance of payment relating to any Indebtedness; (f) Reseller or any Guarantor shall make an assignment for the benefit of creditors, or commence a proceeding under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction, or any such proceeding shall be commenced against it or any of its property (an "Automatic Default"); (g) an attachment, sale or seizure shall be issued or shall be executed against any assets of Reseller or of any Guarantor; (h) Reseller shall lose, or shall be in default of, any franchise, license or right to deal in any Financed Inventory; (i) Reseller or any Guarantor shall file any correction or termination statement with respect to any financing statement filed by CPC in connection herewith; (j) a material adverse change shall occur in the business, operations or condition (financial or otherwise) of Reseller or any Guarantor or with respect to the Collateral; (k) any debt for borrowed money of, or guaranteed by, Reseller shall become or any Guarantor becomes due by acceleration by reason of a default; (l) CPC in good faith believes the prospect of payment of any Indebtedness is impaired.

12.  Rights and Remedies Upon Default. Upon the occurrence of a Default, CPC shall have all rights and remedies of a secured party under the UCC and other applicable law as well as all the rights and remedies set forth in this Agreement. CPC may terminate any obligations it has under this Agreement and any outstanding credit approvals immediately and/or declare any and all Indebtedness immediately due and payable without notice or demand. Reseller waives notice of intent to accelerate, and of acceleration of Indebtedness. CPC may enter any premises of Reseller, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof. If CPC requests, Reseller shall cease disposition of and shall assemble the Collateral and make it available to CPC, at Reseller's expense, at a convenient place or places designated by CPC. CPC may take possession of the Collateral or any part thereof on Reseller's premises at Reseller's expense, and store said Collateral upon Reseller’s premises pending sale or other disposition. Reseller agrees that the sale of Inventory by CPC to a person who is liable to CPC under an agreement to repurchase inventory (a “Repurchase Agreement”) shall not be deemed to be a transfer subject to UCC §9-618(a) or any similar provision of any other applicable law, and Reseller waives any provision of such laws to that effect. Reseller agrees that the repurchase of Inventory by a Vendor pursuant to a Repurchase Agreement shall be deemed a commercially reasonable method of disposition. Reseller shall be liable to CPC for any deficiency resulting from CPC's disposition, including without limitation a repurchase by a Vendor pursuant to a Repurchase Agreement, regardless of any subsequent disposition thereof. Reseller is not a beneficiary of, and has no right to require CPC to enforce, any Repurchase Agreement. Any notice of a disposition shall be deemed reasonably and properly given if sent to Reseller at least 10 days before such disposition. If Reseller fails to perform any of its obligations under this Agreement, CPC may perform the same in any form or manner CPC, in its discretion, deems necessary or desirable, and all monies paid by CPC in connection therewith shall be additional Indebtedness and shall be immediately due and payable without notice together with interest payable on demand at the Default Rate. All of CPC's rights and remedies shall be cumulative. At CPC's request, or without request in the event of an Automatic Default, Reseller shall pay all Vendor Credits to CPC as soon as the same are received for application to Indebtedness. Reseller authorizes CPC to collect Vendor Credits directly from Vendors and, upon request of CPC, shall instruct Vendors to pay CPC directly. Reseller irrevocably waives any requirement that CPC retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment. CPC's election to extend or not extend credit to Reseller is solely at CPC's discretion and does not depend on the absence or existence of a Default.

13.  Power of Attorney. Reseller grants CPC an irrevocable power of attorney, as Reseller's attorney-in-fact, to: (a) execute or endorse on Reseller's behalf any checks, financing statements, instruments, and certificates of title and statements of origin pertaining to the Collateral; (b) supply any omitted information and correct errors in any documents between CPC and Reseller; initiate and resolve any insurance claim pertaining to the Collateral; and (c) do anything to protect and preserve the Collateral and CPC's rights and interest therein. Upon the occurrence of a Default, Reseller grants CPC the additional power, as Reseller’s attorney-in-fact, to change the address for delivery of mail and open mail for Reseller in connection with any property of Reseller. This power of attorney and any other powers of attorney granted herein or elsewhere by Reseller to CPC are irrevocable and coupled with an interest.

14.  Costs, Expenses and Taxes. Reseller agrees to pay all fees and expenses of counsel to CPC and paralegals) in connection with the enforcement of the Documents and the Loans, including, but not limited to (a) reasonable attorney fees and costs incurred upon an Automatic Default, and (b) CPC’s standard wire transfer and check return fees, all as may be established and changed by CPC from time to time. Without limitation of the foregoing, Reseller acknowledges and agrees that CPC's field audit and out of pocket expenses relating to field audits shall be charged to Reseller. In addition, Reseller shall pay any and all stamp, transfer and other taxes payable or determined to be payable in connection with the execution and delivery of the Documents and agrees to hold CPC harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. If any suit or proceeding arising from any of the foregoing is brought against CPC, Reseller, to the extent and in the manner directed by CPC, will resist and defend such suit or proceeding or cause the same to be resisted and defended by counsel approved by CPC. If Reseller shall fail to do any act or thing which it has covenanted to do under this Agreement or any representation or warranty on the part of Reseller contained in this Agreement shall be breached, CPC may, in its sole and absolute discretion, after 10 days written notice having been sent to Reseller, do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose; any and all amounts so expended by CPC shall be repayable to CPC by Reseller immediately upon CPC's demand therefore, with interest at a rate equal to the highest interest rate set forth in this Agreement in effect from time to time during the period from and including the date funds are so expended by CPC to the date of repayment, and any such amounts due and owing CPC shall be deemed to be part of the Indebtedness secured hereunder. The obligations of Reseller under this Section shall survive the termination of this Agreement and the discharge of the other obligations of Reseller under the Documents.

15.  Information. Reseller irrevocably authorizes CPC to investigate and make inquiries of former or current creditors or other persons (including obtaining personal credit bureau reports) regarding or relating to Reseller (including, to the extent permitted by law, any equity holders of Reseller). CPC may provide to any third parties (including, without limitation, any Vendors to or suppliers or customers of Reseller) any financial, credit or other information regarding Reseller that CPC may at any time possess, whether such information was supplied by Reseller to CPC or otherwise obtained by CPC. Further, Reseller irrevocably authorizes and instructs any third parties (including, without limitation, any Vendors to or suppliers or customers of Reseller) to provide to CPC any credit, financial or other information regarding Reseller that such third parties may at any time possess, whether such information was supplied by Reseller to such third parties or otherwise obtained by such third parties.

16.  Reseller's Claims Against Vendors. Reseller will not assert against CPC any claim or defense Reseller may have against Vendors whether for breach of warranty, misrepresentation, failure to ship, lack of authority, or otherwise, including without limitation claims or defenses based upon charge backs, credit memos, rebates, price protection payments or returns. Any such claims or defenses or other claims or defenses Reseller may have against Vendors shall not affect Reseller's liabilities or obligations to CPC.

17.  Terms and Termination. The term of this Agreement, unless sooner terminated in accordance with this Agreement, shall be for a period of one year from the date of this Agreement (the “Termination Date”), provided, however, that (a) this Agreement shall automatically renew for one (1) year periods from year to year thereafter unless terminated or at the end of any subsequent annual anniversary of the Termination Date by the Reseller upon at least 90 days prior written notice; and (b) CPC may terminate this Agreement (i) immediately (A) by written notice to Reseller if Reseller shall lose or relinquish any right to sell or deal in any Financed Inventory or (B) upon a Default, or (ii) at any time by at least 60 days prior written notice by CPC to Reseller, however where Reseller requests further time be provided within the 60 day notice period CPC may agree to an extension of 30 more days. Upon termination of this Agreement, all Indebtedness owed to CPC shall become immediately due and payable without notice or demand. Upon any termination, Reseller shall remain liable to CPC for all Indebtedness to CPC, including without limitation interest, fees, charges and expenses arising prior to or after the effective date of termination, and all of CPC's rights and remedies and its security interest shall continue until all Indebtedness to CPC is indefeasibly paid in full and all obligations of Reseller are performed.

18.  Binding Effect. Reseller cannot assign its interest in this Agreement without CPC's prior written consent. CPC may assign or participate CPC's interest, in whole or in part, without Reseller's consent. This Agreement will protect and bind CPC's and Reseller's respective heirs, representatives, successors and assigns, as the case may be.

19.  Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to Reseller, at the Chief Executive Office; and (b) to CPC, at 9785 Maroon Circle, Suite 110, Englewood, CO 80112, Attention: General Counsel, or such other address as the parties may hereafter specify in writing.

20.  Severability. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

21.  Receipt of Agreement. Reseller acknowledges that it has received a true and complete copy of this Agreement. Reseller has read and understands this Agreement. Notwithstanding anything herein to the contrary, CPC may rely on any facsimile copy, electronic data transmission, or electronic data storage of: this Agreement, any TS, billing statement, financing statement, authorization to pre-file financing statements, invoice from a Vendor, financial statements or other reports, each of which will be deemed an original, and the best evidence thereof for all purposes.

22.  Miscellaneous. (a) Time is of the essence regarding the performance by the parties of their respective obligations under this Agreement. Reseller's liability to CPC is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. CPC may refrain from or postpone enforcement of this Agreement or any other agreements between CPC and Reseller without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. Section titles used herein are for convenience only, and do not define or limit the contents of any Section. This Agreement may be validly executed and delivered by fax or other electronic transmission and in one or more multiple counterpart signature pages. This Agreement shall be construed without presumption for or against any party who drafted all or any portion of this Agreement; and (b) the parties hereto agree that Valerent is hereby released from the terms of this Credit Agreement as if Valerent were never a party to the Credit Agreement.

23.  Limitation of Damages. CPC and Reseller agree that if there is any dispute relating to or arising out of or otherwise relating in any respect to this Agreement, any Collateral, any transactions or events described herein or contemplated hereby or otherwise occurring, or any party's actions or inactions in connection with any of the foregoing, the aggrieved party shall not be entitled to exemplary or punitive or consequential damages.

24.  Amendments. References in this Agreement to a particular agreement, instrument or document also shall be deemed to refer to and include all renewals, extensions and modifications of such agreement, instrument or document. All addenda, exhibits and schedules attached to this Agreement are a part hereof for all purposes.

25.  Definitions. Terms defined in this Agreement in the singular are to have a corresponding meaning when used in the plural and vice versa. All words used herein shall be understood and construed to be of such number and gender as the circumstances may require. In addition to the terms defined elsewhere in this Agreement, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the contact requires):

Account has the meaning set forth in the UCC.

Advance means (a) the financing of an item of Financed Inventory, (b) the election by Reseller to pay for Financed Inventory on the Extended Payment Due Date or (c) a revolving credit loan.

Automatic Default has the meaning set forth in Section 11.

Borrowing Base has the meaning set forth in Section 2(c)(ii).

Borrowing Base Certificate means a certificate in the form attached hereto as Exhibit A, (a) duly executed by an authorized officer of Reseller, or if delivered electronically, deemed executed by an authorized officer of Reseller, or (b) determined by CPC based upon such information as may be provided by Reseller or otherwise available to CPC.

Business Day means each day on which the Denver, Colorado office of the Federal Reserve Bank of Kansas City is open for business.

Cisco Capital Accounts means Accounts from obligations owed by Cisco Systems Capital Corporation.

Cisco Rebate Receivables means Accounts to which Reseller is entitled arising from Reseller’s participation in certain rebate incentive programs offered by Cisco Systems, Inc., or its affiliates known as the Opportunity Incentive Program, Solutions Incentive Program and Value Incentive Program or any other incentive program offered by Cisco Systems, Inc. or its affiliates from time to time which Accounts are quantified on Reseller’s balance sheet.

Collateral means all personal property of Reseller, whether such property or Reseller's right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located, including by way of example and not of limitation, all Accounts, Chattel Paper (whether tangible or electronic), Deposit Accounts, documents, Equipment, General Intangibles (including, without limitation, Payment Intangibles, Software, tax refunds, licenses and intellectual property, in each case, regardless of whether characterized as general intangibles under the UCC), Goods, Instruments (including, without limitation, Promissory Notes and Vendor Credits), Inventory, Investment Property, Letter-of-Credit Rights and Supporting Obligations; and all Products and Proceeds of the foregoing. As used herein and correspondingly wherever used in this Agreement, capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in Article 9 of the UCC.

Collateral Reports means reports prepared by Reseller detailing (a) aging and reconciliation of Accounts, (b) work in process and (c) value incentive program balances.

CPC has the meaning set forth in the introductory paragraph.

CPC Account means that certain bank account designated by CPC, information for which has been separately provided to Reseller.

CPC Extended Pay Notification means a communication sent via electronic mail messaging providing confirmation of CPC’s acceptance of an item of Financed Inventory for application of the Extended Payment Due Date. Each CPC Extended Pay Notification shall be incorporated into this Agreement by reference.

Credit Agreement has the meaning set forth in the introductory paragraph.

Credit Information has the meaning set forth in Section 2(b).

Default has the meaning set forth in Section 11.

Default Rate has the meaning set forth in Section 9.

Documents means, collectively, the Agreement and any amendments hereto, EDI transmissions, Deposit Account Control Agreement(s), Lockbox Account Agreement(s) each TS, each CPC Extended Pay Notification and any other instruments or documents currently or hereafter required or contemplated hereunder.

Due Date has the meaning set forth in Section 8.

EDI has the meaning set forth in Section 8.

Eligible Accounts means an Account which satisfies the following requirements:

(a) The Account has resulted from the sale of goods or the performance of services by Reseller in the ordinary course of Reseller's business and without any further obligation on the part of Reseller to service, repair, or maintain any such goods sold.

(b) There are no conditions which must be satisfied before Reseller is entitled to receive payment of the Account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c) The debtor upon the Account does not claim any defense to payment of the Account, whether well founded or otherwise.

(d) The Account arises out of a sale made or services performed outside of the United States or Canada (excluding the Province of Quebec) or that is owed by an account debtor located outside the United States or Canada (excluding the Province of Quebec), provided such Account is (i) supported by a letter of credit or other form of guaranty, security or credit support acceptable to CPC or (ii) otherwise acceptable to CPC in its sole discretion;

(e) The account balance does not include the amount of any counterclaims or setoffs which have been or may be asserted against Reseller by the account debtor (including setoffs for any "contra accounts" owed by Reseller to the account debtor for goods purchased by Reseller or for services performed for Reseller). To the extent any counterclaims, setoffs, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance.

(f) The Account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

(g) Reseller has sent an invoice to the debtor in the amount of the Account.

(h) Reseller is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the Account. Reseller has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Reseller as a foreign corporation authorized to transact business in such state.

(i) The Account is owned by Reseller free of any title defects or any liens or interests of others except the security interest in favor of CPC or security interests that are subordinated to the security interest of CPC.

(j) The debtor upon the Account is not any of the following:

(i) an employee, affiliate, parent or subsidiary of Reseller;

(ii) any person or entity located in a foreign country.

(k) The Account is not in default. An Account will be considered in default if any of the following occur:

(i) The Account is not paid within 90 days from its invoice date; except with respect to accounts of obligors who are (A) the United States, a State, a local municipality, school district or any department, agency or instrumentality of same, where such Account(s) are not paid within 120 days from the applicable invoice date, (B) participating in the E-Rate Program, where such Account(s) are not paid within 120 days from the applicable invoice date or (C) Cisco Capital Accounts, where such Account(s) are not paid within 120 days from the applicable invoice date;

(ii) The debtor obligated upon the Account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(iii) Any petition is filed by or against the debtor obligated upon the Account under any bankruptcy law or any other law or laws for the relief of debtors;

(l) The Account is not the obligation of a debtor who is in default (as defined above) on 50% or more of the Accounts upon which such debtor is obligated.

(m) The Account does not arise from the sale of goods which remain in Reseller's possession or under Reseller's control.

(n) The Account is not evidenced by a promissory note or chattel paper, nor is the Account debtor obligated to Reseller under any other obligation which is evidenced by a promissory note.

E-Rate Program means that certain program offered by the United States described as the “E-Rate Program (Schools and Libraries Universal Service Support Mechanism)” in which the account debtor is the United States, a State, a local municipality, or any department, agency or instrumentality of same.

Extended Payment Due Date means that date identified as the “Extended Payment Due Date” on the CPC Extended Pay Notification. The Extended Payment Due Date is calculated by CPC using a communized date which is approximately 60 days after the original Payment Due Date.

Extended Payment Rate means the Prime Rate plus One-Half of One Percent (0.50%).

Financed Inventory has the meaning set forth in Section 2(a)(i).

Financial Officer has the meaning set forth in Section 7(c).

GAAP means, at any time, generally accepted accounting principles at such time in the United States.

Guarantor means any guarantor, surety, issuer of a letter of credit or any other person primarily or secondarily liable with respect to any Indebtedness.

Indebtedness means all present and future indebtedness and obligations of Reseller to CPC arising under this Agreement, of whatever kind, now due or to become due, absolute or contingent, and whether joint, several or joint and several.

Indemnified Claims means any and all claims, demands, actions, causes of action, judgments, liabilities, damages and consequential damages, penalties, fines, reasonable costs, reasonable fees, reasonable expenses and disbursements (including, without limitation, reasonable fees and expenses of attorneys and other professional consultants and experts in connection with any investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against or incurred or paid by any Indemnified Person at any time and from time to time, because of, resulting from or arising out the breach of any term or condition of this Agreement by Reseller (including but not limited to (i) enforcement of CPC’s rights thereunder or the defense of CPC’s actions thereunder and (ii) Reseller’s access to or use of the Portal), excluding with respect to any Indemnified Persons, any of the foregoing directly caused by such Indemnified Person's gross negligence or willful misconduct.

Indemnified Persons means CPC, its successors and assigns and their respective officers, directors, shareholders, members, managers, employees, attorneys, representatives and Affiliates.

Inventory has the meaning set forth in the UCC.

Inventory Limit has the meaning set forth in Section 1.

Liens has the meaning set forth in Section 5(a).

Line of Credit has the meaning set forth in Section 1.

Loss Date has the meaning set forth in Section 8.

Material Adverse Effect means (a) a material adverse effect on the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Reseller, (b) material impairment of the ability of Reseller to perform any of its obligations under this Agreement or any other Document or (c) material impairment of the enforceability of the rights of, or benefits available to CPC under this Agreement or any other Document.

Organizational Documents means, relative to any entity, its certificate and articles of incorporation or organization and its by-laws, operating or partnership agreements, as applicable.

Overline has the meaning set forth in Section 2(h).

Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

Payment Due Date means that date identified as the “Payment Due Date” on the TS.

Permitted Liens has the meaning set forth in Section 5(a).

Permitted Locations means, collectively, the chief executive office of Reseller together with (a) such locations identified in Exhibit B, attached hereto, and (b) such additional locations in the United States as determined by Reseller from time to time; provided, however, that if any additional location is not owned by Reseller and the Collateral located at such location has a value in excess of $500,000, then Reseller must provide CPC and at least 30 days prior written notice of its intent to keep Collateral at such additional location.

Person means any individual, corporation, joint venture, partnership, trust, limited liability company, unincorporated organization or governmental entity or agency.

Portal has the meaning assigned to such term in Section 29.

Prime Rate means the rate of interest published in the Wall Street Journal as the “prime rate” or, if the Wall Street Journal ceases to publish a rate so designated, any similar successor rate designated by CPC. Any change in an interest rate resulting from a change in the Prime Rate shall become effective on the date of such change. Prime Rate is not necessarily the lowest rate charged by CPC and CPC may charge rates at, below or above the Prime Rate.

Repurchase Agreement has the meaning set forth in Section 12.

Reseller has the meaning set forth in the introductory paragraph.

Revolving Credit Availability has the meaning set forth in Section 2(c)(i).

Revolving Credit Commitment has the meaning set forth in Section 1.

Revolving Credit Loan has the meaning set forth in Section 2(c)(i).

Shipment will be deemed to have occurred, for purposes of Financed Inventory upon shipment by the Vendor.

Subsidiary means, with respect to any person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

TS means “Transaction Statement”, which is sent by CPC to Reseller upon the financing of each item of Financed Inventory or the making of any Revolving Credit Loan, identifying in each instance: (a) the item of Financed Inventory and (b) the Payment Due Date. Each TS shall be incorporated into this Agreement by reference.

UCC means the Uniform Commercial Code as in effect in the State of Colorado or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

Vendors has the meaning set forth in Section 1.

Vendor Credits means all of Reseller's rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Reseller from a Vendor.

26.  Irreparable Harm; Right to Injunction. Reseller acknowledges that in the event that Reseller commits any act or omission that prevents or unreasonably interferes with:

▪  CPC's exercise of the rights and privileges arising under the power of attorney granted in Section 13 of this Credit Agreement; or

▪  CPC's perfection of or after a Default, levy upon the security interest granted in the Collateral, including any seizure of any Collateral,

such conduct will cause immediate, severe, incalculable and irreparable harm and injury, and Reseller agrees that such conduct shall constitute sufficient grounds to entitle CPC to an injunction, writ of possession, or other applicable relief in equity, and to make such application for such relief in any court of competent jurisdiction.

27.  Cumulative Remedies. All rights, remedies and powers granted to CPC in this Agreement, or in any other instrument or agreement given by Reseller to CPC or otherwise available to CPC in equity or at law, are cumulative and may be exercised singularly or concurrently with such other rights as CPC may have. These rights may be exercised from time to time as to all or any part of the Collateral as CPC in its discretion may determine. The making of an Advance by CPC during the continuation of a Default shall not obligate CPC to make any further Advances during the continuation of such Default. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by CPC and Reseller.

28.  Indemnity. Reseller hereby indemnifies and agrees to hold harmless and defend all Indemnified Persons from and against any and all Indemnified Claims. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED CLAIMS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY INDEMNIFIED PERSON. Upon notification and demand, Reseller agrees to provide defense of any Indemnified Claim and to pay all reasonable costs and expenses of counsel reasonably acceptable to such Indemnified Person in respect thereof. Any Indemnified Person against whom any Indemnified Claim may be asserted reserves the right to settle or compromise any such Indemnified Claim as such Indemnified Person may determine in its sole discretion, and the obligations of such Indemnified Person, if any, pursuant to any such settlement or compromise shall be deemed included within the Indemnified Claims. Except as specifically provided in this section, Reseller waives all notices from any Indemnified Person. The provisions of this Section 28 shall survive the termination of this Agreement.

29.  Portal. CPC may, from time to time at its sole option, permit Reseller to access and use one or more internet web sites (the “Portal”) to: obtain items or information and take other actions in connection with this Agreement, subject to the following:

(a)	Reseller shall access and use the Portal solely through duly authorized employees of Reseller to whom CPC has issued a user name and password (an “Authorized Employee”);

(b)
submission of a user name and password to access and use the Portal, constitutes Reseller’s, and the applicable Authorized Employee’s, representation that the person submitting such user name and password is the specific person identified by such user name and password and that such person is, at the time of such access and use, Reseller’s employee duly authorized to act for and on behalf of Reseller; and

(c)	CPC may, from time to time at its sole option and without notice or liability,

1.	amend the terms for use of the Portal by posting amended terms on the Portal (and such amended terms shall automatically be effective upon posting) and

2.	suspend or revoke Reseller’s and/or an Authorized Employee’s access to, and use of the Portal and/or modify, update or discontinue all or any portion of the Portal.

30.  BINDING ARBITRATION.

(a)
Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and whether directly or indirectly relating to this Agreement, the Documents and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (collectively the "Disputes"), will be subject to and resolved by binding arbitration. Notwithstanding the foregoing, the parties agree that either party may pursue claims against the other that do not exceed $15,000 in the aggregate in a court of competent jurisdiction. Service of arbitration claims shall be acceptable if made by U.S. mail or overnight delivery to the address for the party described herein.

(b)
Administrative Body. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of: (a) The American Arbitration Association (“AAA”). The arbitration rules are currently found at www.adr.org for AAA. All arbitrator(s) selected will be attorneys with at least 5 years secured transactions experience. A panel of 3 arbitrators shall hear all claims exceeding $1,000,000, exclusive of interest, costs and attorneys' fees. The arbitrator(s) will decide if any inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The arbitrator shall follow the terms of this Agreement and the applicable law, including without limitation, the attorney-client privilege and the attorney work product doctrine.

(c)
Hearings. Each party hereby consents to a documentary hearing for all arbitration claims, by submitting the dispute to the arbitrator(s) by written briefs and affidavits, along with relevant documents. However, arbitration claims will be submitted by way of an oral hearing, if any party requests an oral hearing within 40 days after service of the claim, and that party remits the appropriate deposit for AAA's fees and arbitrator compensation within 10 days of the arbitration association's statement for payment of all fees and arbitrator compensation relating to the oral hearing. Each party agrees that failure to timely pay all fees and arbitrator compensation billed to the party requesting the oral hearing will be deemed such party's consent to submitting the Dispute to the arbitrator on documents and such party's waiver of its request for an oral hearing. The site of all oral arbitration hearings will be in the Division of the Federal Judicial District in which the arbitration association maintains a regional office that is closest to Reseller.

(d)
Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than 40 days after the filing and service of a claim for arbitration, the parties in contested cases will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than 21 days prior to the oral arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party; (b) the opposing party will be permitted to depose the expert witness(es); (c) the opposing party will be permitted to designate rebuttal expert witness(es); and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

(e)	Exemplary or Consequential Damages. The arbitrator(s) will not have the authority to award exemplary, punitive or consequential damages.

(f)
Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal court of competent jurisdiction within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended (“FAA”) will govern all arbitration(s) and confirmation proceedings hereunder.

(g)
Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent CPC's or Reseller's use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive CPC's or Reseller's right to compel arbitration of any Dispute.

(h)
Attorneys' Fees. If either Reseller or CPC brings any other action for judicial relief with respect to any Dispute (other than those permitted under Sections 30(a) or 30(g)), the party bringing such action will be liable for and immediately pay all of the other party's reasonable costs and expenses (including attorneys' fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Reseller or CPC brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the other party in defending such action. Additionally, in any proceeding between the parties regarding this Agreement, the losing party will pay to the prevailing party all reasonable expenses and costs, including reasonable attorneys’ fees incurred by the prevailing party. A party will be considered the prevailing party if: (1) it initiated the proceeding and substantially obtains the relief it sought, either through arbitration award, judgment or the losing party’s voluntary action before hearing or award; (2) the other party withdraws its action without substantially obtaining the relief it sought; or (3) it did not initiate the litigation and an award or judgment is entered for either party, but without substantially granting the relief sought.

(i)
Limitations. Any arbitration proceeding must be instituted: (1) with respect to any Dispute for the collection of any debt owed by either party to the other, within 2 years after the date the last payment by or on behalf of the payor was received and applied in respect of such debt by the payee; and (2) with respect to any other Dispute, within 2 years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

(j)	Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

31.  JURY TRIAL WAIVER; CONSENT TO JURISDICTION. If this Agreement is found to be not subject to arbitration, any legal proceeding with respect to any dispute will be tried in a court of competent jurisdiction by a judge without a jury. Reseller and CPC waive any right to a jury trial in any such proceeding. Similarly, if this Agreement or a particular dispute hereunder is not subject to arbitration, Reseller hereby consents to the non-exclusive jurisdiction of any local, state or federal court located within Colorado and waives any objection which Reseller may have based on improper venue or forum non conveniens to the conduct of any action or proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it in the same manner as provided for notices to Reseller in this Agreement, and that service so made shall be deemed to be completed upon the earlier of actual receipt or 3 days after the same shall have been posted to Reseller or Reseller's agent as set forth herein. Nothing contained in this Section shall affect the right of CPC to serve legal process in any other manner permitted by law or affect the right of CPC to bring any action or proceeding against Reseller or its property in the courts of any other jurisdiction. Reseller waives, to the extent permitted by law, any bond or surety or security upon such bond which might, but for this waiver, be required of CPC.

32.  Governing Law. This Agreement shall be construed in all respects in accordance with, and governed by the internal laws (as opposed to conflicts of law provisions) of the State of Colorado, except that (a) questions as to perfection of CPC's security interest and the effect of perfection or non-perfection and priority of CPC's security interest shall be governed by the law which would be applicable except for this Section, and (b) the provisions of the FAA shall govern all arbitration proceedings hereunder.

33.  USA PATRIOT ACT NOTIFICATION. The following notification is provided to Reseller pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Reseller: When the Reseller opens an account, if the Reseller is not an individual a financial institution will ask for the Reseller's name, taxpayer identification number, business address, and other information that will allow such financial institution to identify the Reseller. A financial institution may also ask to see the Reseller's legal organizational documents or other identifying documents.

 [signature page(s) to follow]

THIS CREDIT AGREEMENT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

INX INC.

ATTEST:
By: /s/ Brian Fontana
/s/ Joseph E. Horzepa	Name: Brian Fontana
Joseph E. Horzepa, Secretary	Title: Vice-President - CFO

ATTEST:

/s/ James H. Long
James H. Long, Chief Executive Officer

CASTLE PINES CAPITAL LLC

By: /s/ John Schmidt
Name: John Schmidt
Title: Managing Partner

FINANCIAL COVENANTS AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Financial Covenants Amendment is made to that certain Amended and Restated Credit Agreement dated April 30, 2007 ("Agreement”), between (“Reseller”) and Castle Pines Capital LLC, (“CPC”).

FOR VALUE RECEIVED, CPC and Reseller agree that the following paragraphs are incorporated into the Agreement as if fully and originally set forth therein:

1.“Current Ratio. Reseller will at all times maintain on a consolidated basis a ratio of current assets to Current Liabilities of at least 1.10:1.0.

For purpose of this paragraph ‘Current Liabilities’ includes (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above. This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis.”

2.“Tangible Net Worth. Reseller will at all times maintain on a consolidated basis tangible net worth equal to at least Eight Million Dollars ($8,000,000).

For purpose of this paragraph: (i) ‘Tangible Net Worth’ means as of any date the sum of Resellers’ (i) net worth as reflected on its last twelve-month consolidated fiscal financial statements, plus (ii) net earnings since the end of such fiscal year, both after provision for taxes and with Inventory determined on a first in, first out basis, plus (iii) Subordinated Debt, minus the sum of Reseller’s (A) intangible assets, including, without limitation, deposits, unamortized leasehold improvements, goodwill, deferred income taxes, franchises, licenses, patents, trade names, copyrights, service marks, brand names, covenants not to compete and any other asset which would be treated as an intangible under generally accepted accounting principles, plus (B) prepaid expenses (however such item shall not include prepaid inventory), plus (C) franchise fees, plus (D) notes, Accounts and other amounts owed to it by any Guarantor, affiliate or employee of any Reseller plus (E) losses since the end of such fiscal year, plus (F) interest in the cash surrender value of officer’s or shareholder’s life insurance policies; and (ii) ‘Subordinated Debt’ means liabilities subordinated to the Reseller’s obligations to CPC in a manner acceptable to CPC, using CPC’s standard form. This covenant will be tested at the end of each fiscal quarter.”

3.“Minimum Working Capital. Reseller will at all times maintain a minimum working capital of Six Million Five Hundred Thousand Dollars ($6,500,000). Working Capital shall be defined as Current Assets minus Current Liabilities. Current Assets shall be defined as current assets under generally accepted accounting principles. Current Liabilities includes (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above. This ratio will be calculated at the end of each INX Accounting Period.”

4.“Total Liabilities to Tangible Net Worth Ratio. Reseller will at all times maintain on a consolidated basis a ratio of Total Liabilities (excluding liabilities subordinated to the Reseller’s obligations to CPC in a manner acceptable to CPC, using CPC’s standard form) to Tangible Net Worth not exceeding 6.00:1.00.

For purpose of this paragraph: (i) ‘Total Liabilities’ means the sum of current liabilities plus long term liabilities; and (ii) ‘Tangible Net Worth’ means as of any date the sum of Resellers’ (i) net worth as reflected on its last twelve-month consolidated fiscal financial statements, plus (ii) net earnings since the end of such fiscal year, both after provision for taxes and with Inventory determined on a first in, first out basis, plus (iii) Subordinated Debt, minus the sum of Reseller’s (A) intangible assets, including, without limitation, deposits, unamortized leasehold improvements, goodwill, deferred income taxes, franchises, licenses, patents, trade names, copyrights, service marks, brand names, covenants not to compete and any other asset which would be treated as an intangible under generally accepted accounting principles, plus (B) prepaid expenses (however such item shall not include prepaid inventory), plus (C) franchise fees, plus (D) notes, Accounts and other amounts owed to it by any Guarantor, affiliate or employee of any Reseller plus (E) losses since the end of such fiscal year, plus (F) interest in the cash surrender value of officer’s or shareholder’s life insurance policies. This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis.”

Reseller waives notice of CPC’s acceptance of this addendum.

All other terms and provisions of the Agreement, to the extent not inconsistent with the foregoing, are ratifies and remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Reseller and CPC have executed this Financial Covenants Amendment on this 30 day of April, 2007.

INX INC.

ATTEST:
By: /s/ Brian Fontana
/s/ Joseph E. Horzepa	Name: Brian Fontana
Joseph E. Horzepa, Secretary	Title: Vice-President - CFO

ATTEST:

/s/ James H. Long
James H. Long, Chief Executive Officer

CASTLE PINES CAPITAL LLC

By: /s/ John Schmidt
Name: John Schmidt
Title: Managing Partner

PAYDOWN AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Paydown Amendment is made to that certain Amended and Restated Credit Agreement entered into by and between Reseller and Castle Pines Capital LLC (“CPC”) on April 30, 2007, (“Agreement”).

FOR VALUE RECEIVED, Reseller and CPC agree to amend the Agreement to provide as follows: (capitalized terms shall have the same meaning as defined in the Agreement unless otherwise indicated):

Provided that no Indebtedness is outstanding which is subject to the Extended Payment Due Date, Reseller will forward to CPC a Collateral Report (as defined below) by the 15th day of each month for the period consisting of the immediately preceding month.

Provided that Indebtedness is outstanding which is subject to the Extended Payment Due Date, Reseller will forward to CPC a Collateral Report by Friday of each week for the period consisting of the immediately preceding week.

1.Funded Indebtedness Limitation. Dealer agrees not to permit the outstanding principal balance of advances under this Credit Agreement to exceed the Line of Credit; and

2.Collateral Value Limitation. Regardless of the payment terms pertaining to any Collateral financed by CPC or anything contained in the Credit Agreement to the contrary, if at the time of any determination, Reseller’s total outstanding Indebtedness exceeds the Collateral Liquidation Value (as defined below), Reseller will immediately pay CPC the sum of the following items: (i) Reseller's total outstanding Indebtedness, minus (ii) the Collateral Liquidation Value.

The term “Collateral Liquidation Value” is defined herein to mean the sum of: (i) one hundred percent (100%) of the total aggregate wholesale invoice price of all of Reseller's Financed Inventory; plus (ii) eighty five percent (85%) of the total outstanding balance of Reseller's Eligible Accounts, plus (iii) seventy-five percent (75%) of other Accounts approved by CPC in its sole discretion minus (iv) Third Party Debt.

The term “Collateral Report” is defined herein to mean a report compiled by Reseller specifying the following information: (a) the total aggregate wholesale invoice price of all of Reseller's Financed Inventory that is unsold and in Reseller's possession and control as of the date of such Report; and (b) the total outstanding balance owed to Reseller on Reseller's Eligible Accounts as of the date of such Report, in each case to the extent CPC has a first priority, fully perfected security interest therein.

The term “Third Party Debt” is defined herein to mean the principal portion owed to third party lenders having a security interest in Reseller’s assets which is senior in priority to the security interest of CPC.

If Reseller from time to time is required to make immediate payment to CPC upon review of a Collateral Report or at any other time, Reseller agrees that acceptance of such payment by CPC shall not be construed to have waived or amended the terms of its financing program.

Reseller waives notice of CPC's acceptance of this Amendment. All other terms as they appear in the Agreement, to the extent consistent with the foregoing, are ratified and remain unchanged and in full force and effect.

SIGNATURES COMMENCE ON NEXT PAGE

IN WITNESS WHEREOF, Reseller and CPC have executed this Paydown Amendment to Amended and Restated Credit Agreement this 30 day of April, 2007.

INX INC.

ATTEST:
By: /s/ Brian Fontana
/s/ Joseph E. Horzepa	Name: Brian Fontana
Joseph E. Horzepa, Secretary	Title: Vice-President - CFO

ATTEST:

/s/ James H. Long
James H. Long, Chief Executive Officer

CASTLE PINES CAPITAL LLC

By: /s/ John Schmidt
Name: John Schmidt
Title: Managing Partner